Exhibit 21.1

Subsidiaries of the Registrant

Truck Components Inc.
Gunite Corporation
Gunite EMI Corporation
Brillion Iron Works, Inc.
Fabco Automotive Corporation
Bostrom Holdings, Inc.
Bostrom Seating, Inc.
Bostrom Specialty Seating, Inc.
Imperial Group Holdings Corp. -1
Imperial Group Holdings Corp. -2
JAII Management Company
Imperial Group, L.P.
Bostrom Mexico S.A. de C.V.